Exhibit 99.2

Glori Energy Names Kevin P. Guilbeau as New Executive Chairman

HOUSTON, October 9, 2015 — Glori Energy Inc. (NASDAQ: GLRI), an energy technology and oil production company focused on enhanced oil recovery using its proprietary AERO® System, today announced the appointment Kevin P. Guilbeau as Executive Chairman of the Board. Mr. Guilbeau succeeds interim Chairman Mark Puckett, who remains on the Board. In addition to the traditional duties of Chairman, as Executive Chairman, Mr. Guilbeau will work directly with the Company’s management team to help further advance Glori’s growth and strategic initiatives.

Stuart Page, Glori’s President and Chief Executive Officer, commented, “We are delighted to welcome Kevin to our Board. Kevin brings a wealth of E&P experience and relationships in both the energy industry and the capital markets that will be invaluable as we ramp up our efforts to acquire long lived, mature oil production assets and deploy our AERO technology. He will not only provide a strong bridge between our Board and executive team, but we believe his counsel will also help us accelerate our acquisition strategy to take advantage of the current commodity market conditions.”

"I'm excited to work with Stuart and his management team as well as the Glori Board of Directors to leverage the success they've had building AERO into a proven oil recovery solution," Mr. Guilbeau said. "In my new role as Executive Chairman, I look forward to working with Glori to assist in identifying, funding, and developing AERO-compatible oil field acquisitions that will accelerate Glori's growth and shareholder value."

Mr. Guilbeau has over 34 years of oil and gas exploration and production experience. Most recently he was President and Chief Executive Officer of Gulf Coast Energy Resources, which he founded in 2010 and led it from a private equity start-up through growth via acquisitions and exploration until it merged with Talos Energy in March 2015. Prior to founding Gulf Coast Energy Resources, Mr. Guilbeau was Executive Vice President and Chief Operating Officer for LLOG Exploration Company from 2006 until 2009, with responsibility for leading offshore E&P operations in the Gulf of Mexico and onshore operations along the Gulf Coast. Earlier in his career, he was Senior Vice President and General Manager of the Gulf of Mexico/Gulf Coast Business Unit for Dominion Exploration and Production, which during his 10-year tenure, he grew into a $4.7 billion business that was sold to ENI in 2007. Mr. Guilbeau began his career as a geologist at Shell Oil Company in 1981, where he held a variety of technical and leadership positions. Mr. Guilbeau holds a B.S. degree in Earth Sciences from the University of New Orleans and an M.S. degree in Geology from the University of New Mexico.

ABOUT GLORI ENERGY INC.

Glori Energy is a Houston-based energy technology and oil production company that deploys its proprietary AERO technology to increase the amount of oil that can be produced from conventional oil fields and to improve reserve recovery and field economics. Glori owns and operates oil fields onshore U.S. and additionally provides its technology as a service to E&P companies globally. Only one-third of all oil discovered in a typical reservoir is recoverable using conventional technologies; the rest remains trapped in the rock. Glori's proprietary AERO System recovers residual oil by stimulating a reservoir's native microorganisms to sustainably increase the ultimate recovery at a low cost. For more information, visit www.GloriEnergy.com.

Glori Energy

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements contained herein which are not statements of historical fact may be deemed to be forward-looking statements, including, without limitation, statements identified by or containing words like “believes,” “expects,” “anticipates,” “intends,” “estimates,” “projects,” “predicts,” “potential,” “target,” “goal,” “plans,” “objective,” “should,” “could,” “will,” or similar expressions. All statements by us regarding our possible or assumed future results of our business, financial condition, liquidity, results of operations, models, including the ROF models, plans and objectives and similar matters are forward-looking statements. Glori gives no assurances that the assumptions upon which such forward-looking statements are based will prove correct. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions (many of which are beyond our control), and are based on information currently available to us. Actual results may differ materially from those expressed herein due to many factors, including, without limitation: the risk that any projections, including models, earnings, revenues, expenses, margins, or any other financial expectations are not realized; oil production rates; the continued decline in oil prices and the sustained low oil price environment; the efficacy of changes in oil fields acquired or treated by us; competition and competitive factors in the markets in which Glori operates; the expected cost of recovering oil using the AERO System, demand for Glori’s AERO System and expectations regarding future projects; adaptability of the AERO System and development of additional capabilities that will expand the types of oil fields to which Glori can apply its technology; plans to acquire and develop additional oil fields and the availability of debt and equity financing to fund any such acquisitions; the percentage of the world’s reservoirs that are suitable for the AERO System; Glori’s ability to create positive cash flows; the advantages of the AERO System and our refinements thereto compared to other enhanced oil recovery methods; Glori’s ability to develop and maintain positive relationships with its customers and prospective customers; and such other factors as are discussed in Item 1A “Risk Factors” and Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the 2014 fiscal year and our subsequent Quarterly Reports on Form 10-Q for 2015. Although Glori believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurances that such expectations will prove to be correct. These risks are more fully discussed in Glori’s filings with the Securities and Exchange Commission. Glori undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances, which arise after the date of this document except as required by law.

Glori Energy Contact

Victor M. Perez

Chief Financial Officer

713-237-8880

ir@glorienergy.com

Investor Relations Counsel

Lisa Elliott/ Anne Pearson

Dennard-Lascar Associates

713-529-6600

lelliott@DennardLascar.com

apearson@DennardLascar.com

Media Contact

Meredith Frazier

BIGfish Communications

513-402-8833

Meredith@bigfishpr.com